August 23, 2023
Frank Slootman
VIA EMAIL: frank.slootman@snowflake.com
Dear Frank Slootman,
You are currently employed by Snowflake Inc. (the “Company”) as Chief Executive Officer. This letter confirms the existing terms and conditions of your employment in that role.
Position. You are serving in a full-time capacity as Chief Executive Officer, based in our office located in Bozeman.
Employee Benefits. As a regular employee of the Company, you are eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs. Subject to the other provisions of this letter agreement, we may change compensation and benefits from time to time at our discretion.
Salary. Your annual base salary is $450,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
Annual Bonus. You are eligible for incentive bonus compensation with a target bonus equal to $450,000, subject to the achievement of Company performance goals as determined by the Compensation Committee of the Company’s Board of Directors (the “Board”), and subject to the terms of any plan governing such bonus.
Equity. You have been granted various equity awards by the Company. Those equity awards will continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans (each an "Equity Agreement”).
Proprietary Information and Inventions Agreement. You remain subject to the terms of the Employee Proprietary Information and Inventions Assignment Agreement that you previously executed.
Period of Employment. The term of your employment will continue until at least August 22, 2026, unless terminated earlier pursuant to the terms set forth herein (the “Initial Term”). Following the Initial Term, this offer letter will automatically be renewed for additional terms of one year on the last day of the Initial Term and each subsequent anniversary of the last day of the Initial Term (the Initial Term and any annual extension of the term of the Agreement, referenced herein as the “Term”), unless either party hereto gives the other party written notice of non-renewal at least ninety (90) days prior to such last day or anniversary of the then-current Term. Notwithstanding the foregoing, your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company (or, for the Chief Executive Officer, an officer of the Company specifically authorized by the Board to sign such agreement). Upon a termination of employment, and to the extent requested in writing by the Company, you agree to resign from all positions you may hold with the Company or any of its affiliated entities at such time, including as a member of the Board, if applicable.

Severance. This offer letter does not diminish any severance or change of control benefits you are eligible to receive under the terms and conditions of the Company’s Severance and Change in Control Plan (as amended from time to time) or any Equity Agreement.
Amendment. This letter agreement amends and restates all prior offer letters between you and the Company. This letter agreement (except for terms reserved to the Company’s discretion) may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.
Arbitration. Any dispute, controversy or claim arising out of or relating to either: (a) this letter agreement, its enforcement, performance, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or (b) your employment with the Company or termination of employment, including in each case any alleged violation of statute, common law or public policy, will be submitted to and decided by final and binding arbitration. Arbitration will be administered exclusively by JAMS, and held in the JAMS office closest to the location where you primarily performed services for the Company, before a single arbitrator, in accordance with the then-current JAMS rules and the Federal Arbitration Act, 9 U.S.C. § 1-16 (“FAA”), as modified by the terms and conditions contained in this paragraph. The arbitrator will have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. If any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs will be resolved by the arbitrator. By initialing below, you agree to waive all rights to a jury trial. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This section does not apply to an action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, to the extent such claims are not permitted by applicable laws to be submitted to mandatory arbitration and the applicable laws are not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, you understand that the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator will issue a written arbitration decision regarding the disposition of each claim, the relief, if any is awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. This agreement to arbitrate is freely and knowingly negotiated between you and the Company in good faith and is mutually entered into between the parties. You and the Company agree that arbitration is to each party’s advantage. You and the Company further agree that the mutual promises to arbitrate disputes, along with the other consideration provided to you in exchange for this agreement, provide full, adequate, and bargained-for consideration for this mutual agreement to arbitrate, which is binding and is a mutual condition of your employment. You understand and agree that you are giving up certain rights otherwise afforded to you by civil court actions, including but not limited to the right to a jury trial. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. You understand and acknowledge your right to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; make any truthful statements or disclosures required by law, regulation, or legal process; and request or receive confidential legal advice.
You accept this arbitration clause: FS (initial here)
* * *

This letter, your Proprietary Information and Inventions Agreement, Equity Agreements, and the Company’s Severance and Change in Control Plan form the complete and exclusive statement of your employment agreement with the Company and supersede any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this offer letter agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
Please sign and date this letter below to indicate your agreement with its terms.

SNOWFLAKE INC.	ACCEPTED AND AGREED TO:
/s/ Michael P. Scarpelli	/s/ Frank Slootman
By: Chief Financial Officer	Signature of Frank Slootman
Date: August 23, 2023	Date: August 23, 2023